Polaris Announces Senior Leadership Change

MINNEAPOLIS, MN – July 19, 2024 – Polaris Inc. (NYSE: PII) announced that its President of Off Road Steve Menneto is leaving for a new career opportunity.

“From his start as a part of the sales team, to overseeing our Motorcycles business, to these last five years leading our Off Road team, I want to thank Steve for the lasting contributions he made over his 27-year tenure at Polaris. We wish him the very best as he moves into this new chapter,” said Polaris Chief Executive Officer Mike Speetzen. “I will be taking on more direct management of our largest business segment and am excited to work more closely with all the talented leaders and employees within Off Road as well as with the dealer network.”

These leadership changes are effective today.

About Polaris
As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. Polaris’ high-quality product line-up includes the RANGER, RZR, Polaris XPEDITION, and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; military and commercial off-road vehicles; snowmobiles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; Aixam quadricycles; Goupil electric vehicles; and pontoon and deck boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with a robust portfolio of parts, garments, and accessories. Headquartered in Minnesota, Polaris serves nearly 100 countries across the globe. www.polaris.com

# # #

MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
JC Weigelt
Polaris Inc.
phone: 763-542-0525
JC.Weigelt@polaris.com